Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters
Telephone Number           (610) 965-5959
E-Mail:                    blpeters@eastpennbank.com


          EAST PENN BANK REORGANIZED AS EAST PENN FINANCIAL CORPORATION

(July 1, 2003)-Emmaus, PA-East Penn Financial Corporation (Nasdaq: EPEN) The Board of Directors of East Penn Financial Corporation is pleased to announce that effective July 1, 2003, East Penn Bank reorganized into a one-bank holding company, East Penn Financial Corporation. East Penn Bank is now the wholly-owned subsidiary of East Penn Financial Corporation. As part of this transaction, each share of common stock of East Penn Bank will be exchanged, by operation of law, for one share of East Penn Financial Corporation's common stock. The common stock will continue to trade on the NASDAQ Small Cap stock market under the symbol "EPEN".

Mr. Brent L. Peters, President and Chief Executive Officer stated, "This transaction is not expected to have any impact on the bank or its customers. The bank holding company structure will provide the most effective organizational vehicle by which East Penn Bank can continue to fulfill its mission of providing quality financial services to the community. The Board of Directors is committed to preserving East Penn Bank's independence and its focus on the community to compete in the challenging and changing financial services markets of the future".

East Penn Bank is headquartered in Emmaus, Pennsylvania and has total assets of $294 million as of June 30, 2003. East Penn Bank is a locally owned and managed community bank that serves the greater Lehigh Valley community with 7 banking locations.

Additional information about East Penn Bank is available on its website at www.eastpennbank.com.


This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.




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